SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2008
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)

(626) 584-9722
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES
Certain References

     References in this Report to “we,” “us,” “our” or the “company” refer to General Finance Corporation, a Delaware corporation (“GFN”), and its direct and indirect subsidiaries, including GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”), its subsidiary GFN Australasia Holdings Pty Limited, an Australian corporation (“GFN Holdings”), its subsidiary GFN Australasia Finance Pty Limited, an Australian corporation (“GFN Finance”), and its subsidiary RWA Holdings Pty Limited, an Australian corporation (“RWA”). GFN Holdings and its subsidiaries are collectively referred to in this Report as “Royal Wolf.”

TABLE OF CONTENTS

		Page
Item 1.01	Entry Into a Material Definitive Agreement	1

Item 9.01	Financial Statements and Exhibits	1

EXHIBIT 10.1

i

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On July 3, 2008, Australia and New Zealand Banking Group Limited (“ANZ”) and our Australian subsidiaries, GFN Australasia Holdings Pty Ltd., GFN Australasia Finance Pty Ltd., Royal Wolf Trading Australia Pty Ltd., RWA Holdings Pty Ltd. and Royal Wolf Hi-Tech Pty Ltd. (also referred to collectively as the “Royal Wolf Australia Group”) entered into a Letter of Offer (the “Amendment”) regarding the credit facility of our Australian subsidiaries. Based upon the exchange rate of one Australian dollar to $0.9615 U.S. dollar and one New Zealand dollar to $0.7927 Australian dollar at June 30, 2008, the Amendment increased the total credit facility limit from $96.0 million (A$99.8 million) to $106.0 million (A$98.0 million and NZ$15.5 million). The Amendment also increased to $1.5 million from $961,500 (A$1.0 million), the amount that could be paid by our Australian subsidiaries to General Finance Corporation as a management fee. The Amendment will provide our Australian subsidiaries with additional borrowing capacity with which to finance growth and acquisition opportunities in the Asia-Pacific area.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

10.1	Letter of Offer effective July 3, 2008 among the Royal Wolf Australia Group and ANZ

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION

Dated: July 3, 2008	By:	/s/ Charles E. Barrantes
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1	Letter of Offer effective July 3, 2008 among the Royal Wolf Australia Group and ANZ